Exhibit 99

FOR IMMEDIATE RELEASE
Contact: Mr. Edward Geletka
President and CEO
(856) 205-0058

COLONIAL FINANCIAL SERVICES, INC.
ANNOUNCES THIRD QUARTER 2011 RESULTS

Vineland, New Jersey, November 14, 2011 – Colonial Financial Services, Inc. (NASDAQ Global Market: COBK) (the “Company”) the holding company for Colonial Bank, FSB (the “Bank”), announced net income of $981 thousand, or $0.24 per basic and diluted share for the three months ended September 30, 2011, compared to $1.1 million, or $0.28 per basic and diluted share, for the three months ended September 30, 2010.  For the nine months ended September 30, 2011, the Company earned $2.4 million, or $0.59 per basic and diluted share compared to $3.3 million, or $0.82 per basic and diluted share, for the nine months ended September 30, 2010.

For the three months ended September 30, 2011, net interest income after provision for loan losses was $4.1 million compared to $4.2 million for the three months ended September 30, 2010.  Interest income decreased to $6.2 million for the three months ended September 30, 2011 from $6.5 million for the three months ended September 30, 2010.  Interest expense decreased to $1.7 million for the three months ended September 30, 2011 from $2.3 million for the three months ended September 30, 2010.  Non-interest income was $481 thousand for the three months ended September 30, 2011 compared to $340 thousand for the three months ended September 30, 2010.  Non-interest expense was $3.2 million for the three months ended September 30, 2011 compared to $3.0 million for the three months ended September 30, 2010.  For the three months ended September 30, 2011, income tax expense totaled $426 thousand compared to $506 thousand for the three months ended September 30, 2010.

For the nine months ended September 30, 2011, net interest income after provision for loan losses was $11.6 million compared to $12.4 million for the nine months ended September 30, 2010.  Interest income decreased to $18.3 million for the nine months ended September 30, 2011 from $20.0 million for the nine months ended September 30, 2010.  Interest expense decreased to $5.5 million for the nine months ended September 30, 2011 from $7.1 million for the nine months ended September 30, 2010.  Non-interest income was $1.3 million for the nine months ended September 30, 2011 compared to $1.1 million for the nine months ended September 30, 2010.  Non-interest expense was $9.6 million for the nine months ended September 30, 2011 compared to $8.6 million for the nine months ended September 30, 2010.  For the nine months ended September 30, 2011, income tax expense totaled $943 thousand compared to $1.5 million for the nine months ended September 30, 2010.

Total assets at September 30, 2011 remained the same as December 31, 2010 at $590.3 million.  Cash and cash equivalents increased to $26.9 million at September 30, 2011 from $20.7 million at December 31, 2010.  Investment securities available for sale increased to $205.4 million at September 30, 2011 from $181.6 million at December 31, 2010.  Investment securities held to maturity decreased to $26.5 million at September 30, 2011 from $38.2 million at December 31, 2010.  Net loans receivable at September 30, 2011 were $302.9 million compared to $320.0 million at December 31, 2010.  Deposits increased to $514.4 million at September 30, 2011 compared to $512.8 million at December 31, 2010.  Borrowings totaled $2.0 million at September 30, 2011 and $7.0 million at December 31, 2010, respectively.  Stockholders’ equity increased to $72.2 million at September 30, 2011 from $69.4 million at December 31, 2010.  The increase in stockholders’ equity was mainly the result of the Company’s net income offset by common stock repurchases.

Ed Geletka, President and Chief Executive Officer said, “We are pleased to present our financial results for the third quarter 2011 with continued profitability and increased capital levels.  We are pleased with a decline in our loan delinquencies and non-performing loans from 2010 levels.  However, with our increased loan collection efforts, we have seen an increase in our legal expense.  We are cautious as we close 2011 during this continued economic downturn with high unemployment and depressed real estate values.   During the quarter ended September 30, 2011, we announced a 5% stock repurchase program with the intent to enhance shareholder value.  Through September 30, 2011, we have repurchased approximately 2% of our stock.”

In July 2010, Colonial Financial Services, Inc. completed its stock offering in connection with the conversion of Colonial Bank, FSB from the mutual holding company structure to the fully public holding company structure.

Colonial Financial Services, Inc. is the stock holding company for Colonial Bank, FSB.  Colonial Bank, FSB is a federally chartered savings bank which was originally chartered in 1913.  Colonial Bank, FSB conducts business from its headquarters and main office in Vineland, New Jersey as well as eight offices located in Cumberland and Gloucester Counties in Southern New Jersey and its operating subsidiary, CB Delaware Investments, Inc.

Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Reform Act of 1995.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Selected Income Statement Data (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Interest income	$6,223	$6,539	$18,345	$20,010
Interest expense	1,724	2,279	5,549	7,128
Net interest income	4,499	4,260	12,796	12,882
Provision for loan losses	398	29	1,194	531
Net interest income after provision for loan losses	4,101	4,231	11,602	12,351
Non-interest income	481	340	1,303	1,086
Non-interest expense	3,175	2,959	9,584	8,645
Income before taxes	1,407	1,612	3,321	4,792
Income tax expense	426	506	943	1,495
Net income	$981	$1,106	$2,378	$3,297

Earnings per share – basic	$0.24	$0.28	$0.59	$0.82
Earnings per share – diluted	$0.24	$0.28	$0.59	$0.82
Weighted average shares outstanding – basic (1)	4,002,642	3,984,038	4,010,750	4,009,301
Weighted average shares outstanding – diluted (2)	4,002,642	3,984,038	4,010,750	4,009,301

Performance Ratios (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2011	2010	2011	2010
Return on average assets (3)	0.65%	0.75%	0.53%	0.76%
Return on average equity (3)	5.41%	7.05%	4.46%	8.44%
Net interest margin on average interest earning assets	3.25%	3.20%	3.24%	3.24%

Selected Balance Sheet Data (Unaudited)
(Dollars in thousands, except per share data)
	At September 30, 2011	At December 31, 2010
Assets	$590,276	$590,342
Cash and cash equivalents	26,875	20,726
Investment securities	231,886	219,781
Net loans receivable	302,945	319,987
Deposits	514,399	512,836
Federal Home Loan Bank borrowings	2,000	7,000
Total stockholders’ equity	72,217	69,412
Book value per share (4)	17.60	16.57
Stockholders’ equity to total assets	12.23%	11.76%

Asset Quality (Unaudited)
(Dollars in thousands)
	At September 30, 2011	At December 31, 2010
Non-performing assets (5)	$6,365	$10,996
Allowance for loan losses	4,435	3,543
Non-performing assets to total assets	1.08%	1.86%
Allowance for losses to total loans	1.44%	1.09%

(1)	Shares outstanding do not include unreleased ESOP shares and repurchased shares either held in treasury or retired for the purpose of the weighted average shares outstanding-basic calculation.
(2)
Shares outstanding do not include unreleased ESOP shares and repurchased shares either held in treasury or retired but do include the common share equivalents of stock options and stock awards for the purpose of the weighted average shares outstanding-diluted calculation, if dilutive.

(3)	Annualized.
(4)	Total stockholders’ equity divided by shares outstanding of 4,103,456 at September 30, 2011 and 4,188,456 at December 31, 2010.
(5)	Non-performing assets include non-accrual loans and real estate owned.